Exhibit 99.1

2023 Third Quarter | CEO Quarterly Letter
To Our Shareholders:

As we enter the final months of 2023, I would like to recognize our employees for the dedication and relentless commitment to success that they have shown to our clients, the company, and each other, throughout this year. As a result of their hard work, the Company has once again delivered record revenues of $450,634,000 for the third quarter, which is $51,689,000, or 13.0%, above the same period in 2022. The sales increase was split fairly evenly between the segments, with the Utility segment increasing by 13.9% and the Residential/Commercial (R/C) segment up 11.6% as compared to the third quarter of 2022. Income from operations was also a record, coming in at $36,237,000 as compared to $33,013,000 for the third quarter 2022, an increase of $3,224,000 or 9.8%. Net income for the quarter was $20,697,000, up 1.1% from the third quarter of 2022, despite the negative impact from the interest rate increases that have occurred in 2023.
The first nine months of the year produced revenues of $1,267,174,000, which is a record, and an increase of $123,626,000, or 10.8%, over the same period in 2022. The Utility segment was up $62,478,000 or 9.8%, and the R/C segment was up $59,878,000 or 11.9% compared to 2022. In the Utility segment, the Resource Group - Utility grew by 25% over prior year while Canadian Utility increased revenue by 43%, driven primarily by wildfire cleanup and additional work for the railways. In the R/C segment, the U.S Residential Services, Resource Group – R/C and Commercial Landscape Services had impressive year-to-date revenue growth despite a competitive labor environment and some challenging weather. The first nine months’ performance exceeded the record setting first nine months in 2022 and, overall, the demand for our services remains very strong, which bodes well for the fourth quarter and looking forward into 2024.
For the first nine months of 2023, income from operations was $97,195,000, which is up 22.3% from the prior year, and net income was $58,736,000, which was up 19.8% from the first nine months of 2022. The increase in profitability has been driven by storm work in the first quarter, improved productivity throughout the year, pricing discipline, and a reduction in the inflationary cost pressures we experienced, particularly in fuel and labor costs, in late 2022 and the first quarter of 2023. As the Company begins the planning process for 2024, the focus of our management team remains on taking care of our Davey teammates, and on providing our clients with exceptional value, work efficacy and proven solutions to address their challenges.
Our balance sheet remains strong, even with the previously reported investments we are making in the Davey SEED (Science, Employee Education and Development) Campus training facility, corporate renovations, SAP S/4HANA® system conversion, and others. Based on these investments, we ended the third quarter of 2023 with higher debt than in 2022. Due to the increased debt, along with higher interest rates, the Company’s interest expense for the first nine months of 2023 was $13,588,000 compared to $5,312,000 in 2022. Fuel savings of approximately $5.8 million helped offset the increase in interest expense in the first nine months of the year. Fuel prices have fluctuated in 2023 but are still elevated and impacting the service lines but not to the level they did in 2022. As we continue to commit resources to the important investments noted above, we remain focused on the Company’s working capital initiatives and liquidity.
As always, we are grateful for the dedicated efforts of our employees, and thankful to our shareholders for your continued support of our management team.
Best wishes to you and your families, for a safe and happy holiday season.
Patrick M. Covey
Chairman, President and Chief Executive Officer

The Davey Tree Expert Company
Abbreviated Interim Financial Data (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Operating Statement Data:
Revenues	$450,634	$398,945	$1,267,174	$1,143,548
Costs and expenses:
Operating	285,019	254,661	808,509	740,422
Selling	84,982	72,364	229,480	201,315
General and administrative	31,155	27,964	95,041	87,014
Depreciation and amortization	14,935	13,780	43,479	41,082
Gain on sale of assets, net	(1,694)	(2,837)	(6,530)	(5,787)
Income from operations	36,237	33,013	97,195	79,502
Interest expense	(4,751)	(2,164)	(13,588)	(5,312)
Interest income	502	303	1,329	489
Other, net	(2,890)	(3,371)	(4,365)	(8,241)
Income before income taxes	29,098	27,781	80,571	66,438
Income taxes	8,401	7,317	21,835	17,407
Net income	$20,697	$20,464	$58,736	$49,031

Net income per share:
Basic	$.48	$.46	$1.35	$1.10
Diluted	$.46	$.44	$1.29	$1.05

Weighted-average shares outstanding:
Basic	43,123	44,148	43,394	44,422
Diluted	45,186	46,405	45,501	46,719

Dividends per share	$.020	$.020	$.060	$.058

	September 30, 2023	December 31, 2022
Balance Sheet Data:
Cash and accounts receivable	$380,780	$340,336
Current:
Assets	513,251	442,264
Liabilities	273,536	245,370
Net working capital	$239,715	$196,894

Long-term debt	$354,553	$309,127
Other long-term liabilities	298,439	101,946
Total equity	340,025	299,778
Total assets	$1,266,553	$956,221

Common shares, net outstanding	41,931	42,718

2023 Third Quarter	2

Forward-looking Statements

This information and other statements by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from what is expressed or implied in these forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may adversely impact our actual results include the effects on us, or our customers or vendors, of the COVID-19 pandemic and any other epidemics, pandemics, severe weather events, terrorism, other external events and natural disasters, including wildfires in California and other areas, our ability to attract and retain a sufficient number of qualified employees and management, our liability risk exposure under contracts and cost and availability of adequate insurance coverage or our self-insurance accruals, seasonality and weather-dependence of our business (other than tree services to utility customers), litigation and third-party and governmental regulatory claims, competition, increases in fuel prices, general and local economic conditions, credit and financial markets, and any impact on our customers’ spending, pricing for our services, and collections of accounts receivable, cyber and other disruptions of our information technology systems, governmental regulations, including climate, environmental, social, governance, health care, immigration and data privacy, and cost of compliance or resulting liabilities and penalties, damage to our reputation, foreign currency fluctuations, no established market for our stock, and such additional factors that are discussed in “Part I - Item 1A. Risk Factors.” of our annual report on Form 10-K for the year ended December 31, 2022, and in our subsequent filings with the Securities and Exchange Commission.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements.

2023 Third Quarter	3